NL REPORTS FOURTH QUARTER 2025 RESULTS

DALLAS, TEXAS – March 9, 2026 – NL Industries, Inc. (NYSE: NL) today reported a net loss attributable to NL stockholders of $31.0 million, or $.63 per share, in the fourth quarter of 2025 compared to net income attributable to NL stockholders of $16.5 million, or $.34 per share, in the fourth quarter of 2024. NL’s results include an unrealized loss of $4.5 million in the fourth quarter of 2025 compared to an unrealized loss $12.0 million in the fourth quarter of 2024 related to the change in value of marketable equity securities. For the full year of 2025, NL reported a net loss attributable to NL stockholders of $37.8 million, or $.77 per share, compared to net income attributable to NL stockholders of $67.2 million, or $1.38 per share for the full year of 2024. NL’s full year results include an unrealized loss of $13.6 million in 2025 compared to an unrealized gain of $9.8 million in 2024 related to the change in value of marketable equity securities. Net loss per share attributable to NL stockholders for the fourth quarter and for the full year of 2025 also includes a loss of $19.7 million (or $.32 per share, net of tax) related to the termination of our U.S. pension plan. Net income per share attributable to NL stockholders for the fourth quarter and for the full year of 2024 includes aggregate income of $31.4 million ($24.8 million, $.51 per share, net of tax) related to an environmental remediation settlement, including income of $21.8 million related to the adjustment of an associated environmental accrual and $9.6 million received from former customers.

CompX’s net sales were $37.7 million for the fourth quarter of 2025 compared to $38.4 million in the fourth quarter of 2024 and $158.3 million for the year ended December 31, 2025 compared to $145.9 million for the full year of 2024. Net sales decreased in the fourth quarter of 2025 compared to the same period in 2024 predominantly due to lower Security Products sales to the healthcare market, partially offset by higher Marine Components sales to the industrial market. Net sales increased for the full year of 2025 compared to the same period in 2024 primarily due to higher Security Products sales to the government security market and higher Marine Components sales to various markets including the towboat, government and industrial markets. CompX’s segment profit (a non-GAAP measure defined as gross margin less selling, general and administrative expenses directly attributable to CompX) was $5.6 million for the fourth quarter of 2025 compared to $4.9 million for the fourth quarter of 2024 and $22.6 million for the full year of 2025 compared to $17.0 million for the same prior year period. CompX’s segment profit increased in the fourth quarter of 2025 compared to the same period in 2024 primarily due to higher sales at Marine Components as well as improved gross margins at each of the Security Products and Marine Components reporting units. CompX’s segment profit increased for the full year of 2025 compared to 2024 primarily due to higher sales and improved gross margins at each of the Security Products and Marine Components reporting units.

NL recognized equity in losses of Kronos of $25.3 million in the fourth quarter of 2025 compared to equity in losses of $4.0 million in the same period of 2024 and equity in losses of Kronos of $33.9 million in the full year of 2025 compared to equity in earnings of $26.4 million in the full year of 2024.

As previously reported, effective July 16, 2024, Kronos acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) previously held by Venator Investments, Ltd. Prior to the acquisition, Kronos held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of Kronos. In 2025, LPC merged into our wholly-owned subsidiary Kronos Louisiana, Inc. The results of operations of LPC have been included in Kronos’ results of operations beginning as of the acquisition date. Kronos’ net income for the full year of 2024 includes the recognition of an aggregate non-cash gain of $64.5 million ($12.3 million or $.25 per share, net of tax, attributable to NL stockholders) associated with the remeasurement of its investment in LPC as a result of the acquisition.

Kronos’ net sales of $418.3 million in the fourth quarter of 2025 were $4.8 million, or 1%, lower than in the fourth quarter of 2024. Kronos’ net sales of $1.9 billion for the full year of 2025 were $27.7 million, or 1%, lower than the full year of 2024. Kronos’ net sales decreased in the fourth quarter of 2025 compared to the fourth quarter of 2024 primarily due to the net effects of lower average TiO2 selling prices, higher market share gains in its European markets and changes in product mix, primarily due to lower sales volumes in its complementary businesses. Kronos’ net sales decreased for the full year of 2025 compared to the same period in 2024 due to lower average TiO2 selling prices partially offset by higher sales volumes, primarily in its European, North American and Latin American markets. Kronos ended 2025 with average TiO2 selling prices 10% lower than the beginning of the year. Kronos’ average TiO2 selling prices were 8% lower in the fourth quarter of 2025 as compared to the fourth quarter of 2024 and 4% lower for the full year of 2025 as compared to the full year of 2024. Fluctuations in currency exchange rates (primarily the euro) also affected Kronos’ comparisons, increasing net sales by approximately $13 million in the fourth quarter of 2025 and by approximately $24 million in the full year of 2025 as compared to the same prior year periods. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ loss from operations in the fourth quarter of 2025 was $63.1 million as compared to income from operations of $28.6 million in the fourth quarter of 2024. For the full year of 2025, Kronos’ loss from operations was $36.5 million as compared to income from operations of $122.9 million in 2024. Kronos’ income from operations decreased in the fourth quarter of 2025 compared to the fourth quarter of 2024 primarily due to the effects of  higher unabsorbed fixed production costs resulting from reduced operating rates at its production facilities, lower average TiO2 selling prices and costs incurred related to workforce reduction initiatives of approximately $10.3 million. Kronos’ cost of sales in the fourth quarter of 2025 includes approximately $54 million of unabsorbed fixed production and other manufacturing costs associated with production curtailments at its facilities. Kronos’s income from operations decreased in the full year of 2025 compared to the full year of 2024 resulting from approximately $111 million of unabsorbed fixed production costs recognized as a result of reduced operating rates at its production facilities, partially offset by lower production costs, primarily raw materials. Kronos operated its production facilities at overall average capacities of 77% of practical capacity utilization in the full year of 2025 (93%, 81%, 80% and 55% in the first, second, third and fourth quarters of 2025, respectively) compared to 96% in the full year of 2024 (87%, 99%, 92% and 97% in the first, second, third and fourth quarters of 2024, respectively). Fluctuations in currency exchange rates (primarily the euro) decreased Kronos’ loss from operations by approximately $3 million in the fourth quarter of 2025 and $8 million for the full year of 2025 as compared to the same prior year periods.

NL’s equity in losses of Kronos for the fourth quarter and for the full year of 2025 include a loss of $2.6 million ($2.1 million, or $.04 per share, net of tax) related to Kronos’ recognition of a valuation allowance related to its German interest deduction limitation deferred tax asset, a loss  of $2.2 million ($1.7 million, or $.04 per share, net of tax) due to Kronos’ settlement loss related to the termination and buy-out of its U.S. pension plan and a loss of $2.0 million ($1.5 million, or $.03 per share, net of tax) related to Kronos’ restructuring costs related to workforce reductions.  In addition, NL’s equity in losses of Kronos for the full year of 2025 includes a loss of $5.9 million ($4.7 million, or $.10 per share, net of tax) related to Kronos’ non-cash deferred income tax expense reflecting the impact of the rate reduction on its net German deferred tax asset.

NL’s equity in losses of Kronos for the fourth quarter of 2024 and equity in earnings of Kronos for the full year of 2024 include a loss of $5.1 million ($4.0 million, or $.08 per share, net of tax) related to Kronos’ increased tax expense resulting from final tax regulations on the treatment of certain currency translation gains and losses, which resulted in a non-cash deferred income tax expense and a loss of $2.5 million ($2.0 million, or $.04 per share, net of tax) related to Kronos’ increased tax expense resulting from the recognition of a deferred income tax asset valuation allowance related to its Belgian net deferred tax assets, which resulted in a non-cash deferred income tax expense.

Excluding the effects of the environmental remediation settlement in the fourth quarter of 2024 discussed above, corporate expenses in the fourth quarter and for the full year of 2025 were comparable to the same periods of 2024. Interest and dividend income in the fourth quarter and for the full year of 2025 decreased $1.7 million and $4.0 million, respectively, compared to the same periods of 2024 primarily due to lower interest rates and decreased average investment balances. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	Kronos’ ability to realize expected cost savings from strategic and operational initiatives;
●	Kronos’ ability to integrate acquisitions into its operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs), including as a result of additional or changed tariffs on imported raw materials, and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades, or improvements; technology processing failures; or other events) related to our technology infrastructure (including manufacturing and accounting systems) that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Our ability to retain key customers;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities or other debt instruments in the future;

●	Changes in interest rates;
●	Kronos’ ability to comply with covenants contained in its revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its productions process) or other actions.

Should one or more of these risks materialize (or if the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2025	2024	2025

	(unaudited)
Net sales	$38.4	$37.7	$145.9	$158.3
Cost of sales	27.4	25.6	104.6	110.1

Gross margin	11.0	12.1	41.3	48.2

Selling, general and administrative expense	6.1	6.5	24.3	25.6
Other operating income (expense):
Insurance recoveries	.1	—	1.4	—
Corporate income (expense)	28.7	(2.7)	19.5	(11.9)

Income from operations	33.7	2.9	37.9	10.7

Equity in earnings (losses) of Kronos Worldwide, Inc.	(4.0)	(25.3)	26.4	(33.9)

Other income (expense):
Interest and dividend income	3.1	1.4	11.0	7.0
Marketable equity securities	(12.0)	(4.5)	9.8	(13.6)
Settlement loss on pension plan termination and buy-out	—	(19.7)	—	(19.7)
Other components of net periodic pension and OPEB cost	(.3)	(.3)	(1.2)	(1.1)
Interest expense	(.1)	—	(.6)	(.8)

Income (loss) before income taxes	20.4	(45.5)	83.3	(51.4)

Income tax expense (benefit)	3.3	(15.1)	14.1	(16.1)

Net income (loss)	17.1	(30.4)	69.2	(35.3)

Noncontrolling interest in net income of subsidiary	.6	.6	2.0	2.5

Net income (loss) attributable to NL stockholders	$16.5	$(31.0)	$67.2	$(37.8)

Net income (loss) per share attributable to NL stockholders	$.34	$(.63)	$1.38	$(.77)

Weighted average shares used in the calculation of net income (loss) per share	48.8	48.9	48.8	48.9

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2025	2024	2025

	(unaudited)
CompX segment profit	$4.9	$5.6	$17.0	$22.6
Insurance recoveries	.1	—	1.4	—
Corporate income (expense)	28.7	(2.7)	19.5	(11.9)

Income from operations	$33.7	$2.9	$37.9	$10.7

CHANGE IN KRONOS’ NET SALES

(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2025 vs. 2024	2025 vs. 2024

Percentage change in net sales:
TiO2 sales volume	7%	2%
TiO2 product pricing	(8)	(4)
TiO2 product mix/other	(3)	—
Changes in currency exchange rates	3	1

Total	(1)%	(1)%